EXHIBIT 10.3

INTERVOICE, INC.
FISCAL YEAR 2005 TRANSITION YEAR INCENTIVE PLAN
PLAN SUMMARY

     Purpose. The Board of Directors (the “Board”) of Intervoice, Inc. (the “Company”) has adopted the Fiscal Year 2005 Transition Year Incentive Plan (the “Plan”), to be effective for fiscal year 2005. The purpose of the Plan is to advance the interests of the Company and its shareholders by (a) providing certain key officers and non-sales employees with annual incentive compensation which is tied to the achievement of objective company-wide performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and maintain key employees who have outstanding skills and abilities and who achieve superior performance and (c) fostering accountability and teamwork throughout the Company.

     Administrative. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan. The Plan is not governed by a formal written plan document.

     Plan Participants. The Committee shall have full authority to select each officer and non-sales employee of the Company who will participate in the Plan (each, a “Participant”). The Committee may designate an officer or non-sales employee as a Participant if the officer or employee holds a position of responsibility and has the opportunity to make a significant contribution to the management, growth and profitability of the business of the Company.

     Quarterly Awards. Incentive compensation payments under the Plan (“Incentive Awards”), to the extent earned, are payable quarterly during fiscal 2005. If an Incentive Award is not earned with respect to a specific quarter, the Company is not required to pay such Incentive Award in any future quarter.

     Certain Financial Conditions for Payment of Incentive Awards. The Committee has established thresholds with respect to each fiscal quarter based upon (a) the Company’s fiscal year-to-date earnings per share (the “EPS Trigger Amount”) and (b) the Company’s fiscal year-to-date revenues (the “Revenue Trigger Amount”). The Committee may modify the EPS Trigger Amount or Revenue Trigger Amount for any fiscal quarter prior to the end of such quarter to the extent such modification is based upon the earnings per share or revenues, as applicable, for that quarter. The Company shall not be obligated to pay any Incentive Award under the Plan with respect to any fiscal quarter unless each of the Company’s year-to-date earnings per share and year-to-date revenues for such quarter exceeds the applicable EPS Trigger Amount and Revenue Trigger Amount, respectively.

     Calculation of Bonus Pool. The Committee has established thresholds (“Operating Income Thresholds”) with respect to each fiscal quarter based upon the Company’s operating income for such quarter. The Committee may modify the Operating Income Threshold for any fiscal quarter prior to the end of such quarter. The aggregate amount of all Incentive Awards for any fiscal quarter (the “Bonus Pool”) shall be an amount equal to 50 percent of the amount by which the Company’s operating income for such quarter exceeds the applicable Operating

Income Threshold, provided, however, that the maximum Bonus Pool with respect to any fiscal quarter is an amount equal to 16 percent of the Operating Income Threshold applicable to such quarter.

     Calculation of Participant Incentive Awards. Either the Committee or the Company’s management has established an “Incentive Target” for each Participant, which Incentive Target represents a certain portion of each Participant’s base salary. An “Incentive Factor” is calculated for each Participant by dividing the Incentive Target for such Participant by the aggregate Incentive Target for all Participants. The amount of each Participant’s Incentive Award with respect to any fiscal quarter, if any, shall be equal to the Bonus Pool multiplied by such Participant’s Incentive Factor.

     Maximum Amount Per Participant. The maximum amount of total Incentive Awards that may be paid to any one Participant during fiscal 2005 is equal to 20 to 30 percent of any such Participant’s base salary in the case of non-executive officers and other lower level Participants and, in the case of executive officers, ranges from 40 percent to 100 percent of any such Participant’s base salary.

     Eligibility for Payment. As a condition to eligibility for payment of an Incentive Award with respect to any particular fiscal quarter, a Participant shall be required to be in the employ of the Company or an affiliate through the date on which such Incentive Award is paid.

     Payment. After each quarter of fiscal 2005, Incentive Award payments, if any, shall be paid in cash.

     Amendment or Discontinuance. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part.

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